Exhibit (a)(1)(h)

Confirmation E-mail to Employees who Elect to Participate in the Stock Option Exchange Program

The Gap, Inc. has received your election form dated                     , 2005, by which you elected to have all or one of your outstanding option grants that are eligible under the offer be cancelled and exchanged for new options and, if applicable, cash payments, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to Frank Garcia in Stock Administration, at fax number (415) 427-6983 or hand delivering it to Stock Administration (attn: Frank Garcia) at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A. before 5:00 p.m., Pacific Time, on December 22, 2005. Only withdrawal forms that are complete, signed and actually received by Stock Administration by the deadline will be accepted. Withdrawal forms submitted by U.S. mail and Federal Express or similar service provider are not permitted. If you have questions, please direct them to Frank Garcia in Stock Administration or Ken Kennedy in Compensation at:

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951

Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Gap Inc. will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Gap Inc. gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by e-mail or other method of communication. Gap Inc.’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

Confirmation E-mail to Employees who Withdraw their Eligible Options from the Exchange Offer

The Gap, Inc. has received your withdrawal form dated                     , 2005, by which you rejected The Gap, Inc.’s offer to exchange your eligible outstanding options for new options and, if applicable, cash payments.

If you change your mind, you may once again elect to exchange some or all of your eligible options by submitting a new election form by faxing it to Stock Administration, at fax number (415) 427-6983 or hand delivering it to Stock Administration (attn: Frank Garcia) at The Gap, Inc., 2 Folsom Street, 13th Floor, San Francisco, CA 94105 U.S.A. before 5:00 p.m., Pacific Time, on December 22, 2005. If you have questions, please direct them to Frank Garcia in Stock Administration or Ken Kennedy in Compensation at:

Frank Garcia The Gap, Inc. 2 Folsom Street San Francisco, CA 94105 (415) 427-4697	or	Ken Kennedy The Gap, Inc. 901 Cherry Avenue San Bruno, CA 94066 (415) 874-6951